Exhibit 99.2

August 23, 2007

Jim Taschetta

2517 Poppy Drive

Burlingame, CA 94010

Dear Jim,

On behalf of Bare Escentuals, I am pleased to confirm our offer of full-time employment to you as our Chief Marketing Officer reporting directly to me. This letter will highlight the financial aspects and terms of this assignment. Our offer is contingent upon satisfactory completion of background screening and receipt of satisfactory references.

SALARY

•                  Your annualized salary is $325,000.00 and will be compensated at the rate of $12,500 on a bi-weekly basis.

BONUS

•                  You will participate in our bonus plan with an annual target bonus of 60% of your base salary ($195,000.00) the actual bonus payment will be based upon Company performance and your individual performance and accomplishments.

•                  Bonuses are paid once a year (after the close of the fiscal year). Specific objectives to obtain this bonus will be developed with you after your start date. You will be eligible to receive a pro-rated bonus based on the time you are actively employed during the calendar year.  Eligibility is also dependent on active employment at the time of payout.

STOCK OPTIONS

•                  Once you commence employment with Bare Escentuals, you will receive 35,000 employee stock options, at the fair market value at the time of approval, vesting of over 4 years.

BENEFITS

•                  Bare Escentuals offers comprehensive medical, dental and vision coverage. The majority of the cost of this coverage for employees is borne by the Company. Coverage begins on the first day of the month following your date of employment.

•                  We also provide Company paid basic life insurance of one times your base salary, and short and long term disability insurance. In addition, we offer Voluntary Supplemental Life/AD &D Insurance and a Deferred Compensation Plan. Please refer to the benefits summary on our website.

•                  You will receive 20 days of Paid Time Off (PTO) and 9 days of paid sick leave each year. PTO days may be used for vacation, personal time, or time off to care for family.

•                  Parking is also available to in our building. Upon acceptance of our offer, please let us know if you would like to take advantage of this benefit so we can make the necessary arrangements with the garage.

EMPLOYMENT AT WILL: Your employment with Bare Escentuals is “at will,” which means that either you or Bare Escentuals has the right to terminate this employment arrangement at any time, with or without notice, and with or without cause. This policy of “at will” employment is the sole and entire agreement between you and Bare Escentuals as to the duration of employment and the circumstance under which employment may be terminated.

CONDITIONS OF EMPLOYMENT:  As part of the Company’s employment offer process, a completed employment application and background check is required for all new employees.

Federal Immigration laws require that we verify the right of all new employees to work in the U.S. Therefore, we ask that you bring documents to verify your eligibility to work in the United States on your start date (these documents are typically a passport, or your right to work document/birth certificate along with a picture id (such as a drivers license). If you will not be able to provide documents by your start date, please contact me prior to your scheduled start date.

EMPLOYMENT TERMS AND CONDITIONS: With the exception of employment at will, terms and conditions of employment with the Company may be modified at the sole discretion of the Company with or without cause or notice at any time. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy or practice. Examples of the types of terms and conditions of employment that are within the sole discretion of the Company include, but are not limited to, the following: promotions; demotions; compensation; benefits; work assignments; job duties and responsibilities; work hours and schedules; or any other terms and conditions as determined by the Company.

ACKNOWLEDGMENT:  This offer of employment will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary.

If you wish to accept the offer, please sign in the place provided below and return it to me within seven days. Two (2) copies of this document are provided; please return one executed copy to me and retain the second copy for your personal records.

Jim, we make this offer of employment with great enthusiasm and with the firm belief that this will be a mutually beneficial relationship. We greatly look forward to having you join our Company and become a member of our team. Should you have any questions about starting with the Company, please do not hesitate to contact me.

Very truly yours,

/s/ Leslie A. Blodgett
Leslie A. Blodgett
Chief Executive Officer
Bare Escentuals
71 Stevenson Street, 22nd Floor
San Francisco, CA 94105

ACKNOWLEDGMENT:  I accept the terms and conditions of employment as outlined above:

/s/ Jim Taschetta	Date:	9/10/2007
Jim Taschetta

Start Date	10/17/2007